Exhibit 99.1

For Immediate Release

Insys Therapeutics Reports Fourth Quarter and Year End 2014 Results

Record Quarterly Revenue of $66.5 Million Driven by Continued Growth in Subsys Net Revenue

PHOENIX, AZ – March 3, 2015 -- Insys Therapeutics, Inc. (Nasdaq: INSY) (“Insys” or “the Company”) today announced its financial results for the three- and twelve- month periods ended December 31, 2014. Fourth quarter 2014 highlights include:

●	Net revenue increased to $66.5 million versus $40.2 million in the fourth quarter of 2013;

●	Revenues from Subsys® (fentanyl sublingual spray) were $66.1 million, up 69% over fourth quarter of 2013 sales of $39.2 million;

●

Total operating expenses increased to $44.5 million versus $20.6 million in the fourth quarter of 2013, reflecting higher marketing costs for Subsys and general and administrative costs, and Insys’ investment in research and development. The Company is developing multiple innovative supportive care and therapy product candidates, and expects to advance four products into pivotal phase III clinical trials in 2015;

●	Income from operations increased to $16.1 million versus $14.4 million in the fourth quarter of 2013;

●

Net income of $9.3 million, or $0.25 per diluted share, compared to net income of $24.1 million, or $0.67 per diluted share per diluted share, for the fourth quarter of 2013. The 2013 period includes the impact of a $9.7 million income tax benefit due to the reversal of deferred tax asset valuation allowance versus tax expense of $6.9 million in the fourth quarter of 2014;

●

Non-GAAP adjusted net income, which excludes the tax benefit and expense, was $19.5 million, or $0.53 per diluted share, versus $17.1 million, or $0.47 per diluted share in the fourth quarter of 2013; and,

●	Cash, cash equivalents and investments increased by $16.6 million during the fourth quarter of 2014 to $106.1 million as of December 31, 2014.

“Subsys revenues more than doubled in 2014 over the prior year, enabling us to execute our strategy to develop important new products and new indications for Subsys to further expand our revenue stream,” said Michael L. Babich, President and Chief Executive Officer. “We believe that our noteworthy progress last year in advancing our pipeline will enable us in 2015 to initiate pivotal Phase III clinical trials with three of our sublingual spray product candidates, and to initiate a Phase III clinical trial of our pharmaceutical cannabidiol (CBD) candidate in Lennox-Gastaut and Dravet patients.”

Fourth Quarter 2014 Financial Results

Net revenue for the fourth quarter of 2014 was $66.5 million, an increase of $26.3 million as compared to $40.2 million for the fourth quarter of 2013. A summary of total revenue is outlined below (in millions):

	Three Months Ended December 31,		Increase
	2014	2013	(Decrease)
Product sales, net
Subsys	$66.1	$39.2	$26.9
Dronabinol SG Capsule	0.4	1.0	(0.6)
Net revenue	$66.5	$40.2	$26.3

Insys Therapeutics Reports Fourth Quarter and Year End 2014 Results	Page 2
March 3, 2015

Gross margin was 91% for the fourth quarter of 2014 compared with 87% for the fourth quarter of 2013. The increase in gross margin was due primarily to a shift in sales mix toward Subsys, which has higher margins than Dronabinol SG Capsule.

Sales and marketing expense was $17.3 million during the fourth quarter of 2014, or 26% of net revenue, compared to $10.5 million, or 26% of net revenue, for the fourth quarter of 2013. The increase was a result of expansion of our sales force associated with the increase in sales of Subsys and increased marketing expenses during the fourth quarter of 2014.

Research and development expense increased to $12.9 million for the fourth quarter of 2014, or 19% of net revenue, compared to $3.2 million, or 8% of net revenue, for the fourth quarter of 2013, primarily as a result of a pipeline development investment during 2014.

General and administrative expense increased to $14.2 million for the fourth quarter of 2014, or 21% of net revenue, compared to $7.0 million, or 17% of net revenue, for the fourth quarter of 2013, primarily resulting from costs incurred in connection with various legal matters. During the fourth quarter of 2014, the Company incurred $7.2 million in external legal fees.

Income tax expense was $6.9 million for the fourth quarter of 2014, reflecting an effective corporate tax rate of 42.3%. Insys recorded an income tax benefit of $9.7 million as a result of the reversal of deferred tax asset valuation allowances in the fourth quarter of 2013.

Net income for the fourth quarter of 2014 was $9.3 million, or $0.27 per basic share and $0.25 per diluted share, compared to net income of $24.1 million, or $0.74 per basic and $0.67 per diluted share, for the fourth quarter of 2013. Non-GAAP adjusted net income, which adjusts for non-cash stock compensation expense and non-cash income tax expense, for the fourth quarter of 2014 was $19.5 million, or $0.53 per diluted share, compared to non-GAAP adjusted net income of $17.1 million, or $0.47 per diluted share, in the prior year quarter. The reconciliation of net income to Non-GAAP adjusted net income is included at the end of this press release.

2014 Financial Results

Net revenue for the year ended December 31, 2014, was $222.1 million, an increase of $122.8 million as compared to $99.3 million for the year ended December 31, 2013.  A summary of total revenue is outlined below (in millions):

	Twelve Months Ended December 31,		Increase
	2014	2013	(Decrease)
Product sales, net
Subsys	$219.5	$95.8	$123.7
Dronabinol SG Capsule	2.6	3.5	(0.9)
Net revenue	$222.1	$99.3	$122.8

Gross margin for 2014 was 90%, compared with 87% for 2013. The increase in gross margin was due primarily to a shift in sales mix toward Subsys, which has higher margins than Dronabinol SG Capsule.

Sales and marketing expense was $58.1 million during 2014, or 26% of net revenue, compared to $29.2 million, or 29% of net revenue, for 2013. The increase was a result of expansion of our sales force associated with the increase in sales of Subsys.

Research and development expense increased to $33.1 million for 2014, or 15% of net revenue, compared to $8.5 million, or 9% of revenue, for 2013, primarily as a result of an increase in research and development investment to support development of the Company’s pipeline, including its proprietary Dronabinol Oral Solution candidate, its pharmaceutical cannabidiol (CBD) candidate, and its six preclinical sublingual spray candidates.

Insys Therapeutics Reports Fourth Quarter and Year End 2014 Results	Page 3
March 3, 2015

General and administrative expense increased to $44.3 million for 2014, or 20% of net revenue, compared to $16.4 million, or 17% of net revenue, for 2013, primarily resulting from costs incurred in connection with increased administrative infrastructure to support the growth of Subsys sales and in connection with various legal matters.

Income tax expense was $26.2 million for 2014, reflecting an effective corporate tax rate of 40.8%. Insys recorded an income tax benefit of $8.8 million, as a result of the reversal of deferred tax asset valuation allowances, in 2013.

Net income for 2014 was $38.0 million, or $1.10 per basic and $1.04 per diluted share, compared to net income of $40.4 million, or $1.56 per basic and $1.41 per diluted share, for 2013. Non-GAAP adjusted net income, which adjusts for non-cash stock compensation expense and non-cash income tax expense was $78.7 million, or $2.15 per diluted share, compared to $38.3 million, or $1.33 per diluted share, in the prior year. The reconciliation of net income to Non-GAAP adjusted net income is included at the end of this press release.

Liquidity

The Company had $106.1 million in cash, cash equivalents and short-term and long-term investments, no debt, and $165.7 million in stockholders’ equity as of December 31, 2014.

Conference Call

Insys management will host its fourth quarter and year end conference call as follows:

Date	Tuesday, March 3, 2015
Time	11:00 a.m. EST
Telephone	800-741-5804 (U.S.) or 212-231-2908 (International)
Access code	21762175
Webcast (live and archive)	www.insysrx.com or click here

A telephone replay will be available shortly after the completion of the call for two weeks at 800-633-8284 (U.S.) or 402-977-9140 (International), passcode 21762175.

About Insys Therapeutics, Inc.
Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using our proprietary sublingual spray technology and our capability to develop pharmaceutical cannabinoids, Insys addresses the clinical shortcomings of existing commercial products. Insys currently markets two products, Subsys®, which is sublingual Fentanyl spray for breakthrough cancer pain, and a generic version of Dronabinol (THC) capsules. The Company's lead product candidate is Dronabinol Oral Solution, a proprietary, orally administered, liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule. Insys is developing a pipeline of sublingual sprays, as well as pharmaceutical cannabidiol.

Subsys® is a registered trademark of Insys Therapeutics, Inc.

Insys Therapeutics Reports Fourth Quarter and Year End 2014 Results	Page 4
March 3, 2015

Forward-Looking Statements

This press release contains forward-looking statements regarding our research and development and clinical efforts, including statements related to our pharmaceutical cannabinoid program; our strategy and timeline regarding our lead product candidate, Dronabinol Oral Solution; our expectations related to timelines for our pipeline of sublingual sprays, as well as our pharmaceutical cannabidiol (CBD) candidate; our progress and plans in connection with initiating pivotal Phase III clinical trials with three of our product candidates, and to initiate a Phase III clinical trial of our CBD candidate in Lennox-Gastaut and Dravet patients; and, our belief that our Dronabinol Oral Solution formulation has distinct advantages over the current formulation of dronabinol in soft gel capsule. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. These factors include, but are not limited to risks regarding: our dependence on sales of Subsys and Dronabinol; market acceptance, including by third-party payors, of our products; the success of our marketing strategies; our early stage of commercialization; our ability to manage growth in our business; our ability to timely resubmit and obtain acceptance for filing of our revised NDA for Dronabinol Oral Solution; our ability to obtain regulatory approval for Dronabinol Oral Solution; manufacturing failures; challenges relating to our construction and operation of a second dronabinol manufacturing facility; our limited manufacturing capabilities and our reliance on third parties in our product supply chain; delays in manufacturing or interruption of our sublingual spray delivery system; competition in our industry, including from generic companies; our ability to achieve and maintain adequate levels of third-party payor and reimbursement coverage for sales of our products; our reliance on wholesale pharmaceutical distributors for sales of our products through to the retail distribution channel; our reliance on third parties for the performance of services relating to Subsys, including invoicing, storage and transportation; our ability to develop and commercialize our pipeline of product candidates consistent with management’s expectations, if at all; our failure to obtain or maintain Schedule III classification for our dronabinol products; failure of our clinical trials to demonstrate acceptable levels of safety and efficacy; expenses, delays, changes and terminations that could adversely affect the design and implementation of our clinical trials; reliance on third parties to conduct and oversee our clinical trials; acceptance by the FDA of our data from our clinical trials conducted outside the United States; risks and uncertainties associated with starting materials sourced from India; our ability to meet Section 505(b)(2) regulatory approval pathways or requirements for our product candidates; annual DEA quotas on the amount of dronabinol allowed to be produced in the United States; our failure to successfully acquire, develop or market additional product candidates; our ability to retain management and other key personnel; employee misconduct and improper activities; our ability to utilize our net operating loss and research and development tax credit carry forwards; the adverse impacts of strategic transactions; our exposure to product liability claims; our ability to comply with environmental laws relating to our use of hazardous materials; accounting estimates; security system failures; natural disasters; our significant operating losses and need for potential additional funding; restrictions on our business imposed by our credit facility; market fluctuation and economic conditions; our failure to comply with federal and state healthcare laws, including fraud and abuse and health information privacy and security laws; the regulatory impact on our existing Subsys and Dronabinol products as well as our future product candidates; undesirable side effects of our products and the potential for post-approval regulatory action relating to such side effects; the impact of changes in policies and funding resulting from healthcare reform measures, including the impact on the funding, staffing and leadership of the FDA and other agencies; our ability to obtain and enforce patent rights or other intellectual property rights that cover our products and product candidates; the potential for rescission of invention assignments existing in favor of the Company from its employees, including the potential for rescission of invention rights resulting from a current lawsuit between Insys Pharma and Santosh Kottayil; costs of litigation and our ability to protect our intellectual property rights; our exposure to litigation relating to infringement suits against the Company; our exposure to claims that our employees or independent contractors have wrongfully used or disclosed to the Company trade secrets of their other clients or former employers; our compliance with the procedural, document submission, fee payment and other requirements needed to apply for patents; control over the Company by our founder, Executive Chairman and principal stockholder; fluctuation in the price of our common stock; lack of, or inaccurate, published research about the Company; the impact of future sales of our common stock or securities convertible into our common stock including in connection with future financings; the effect of anti-takeover provisions in our charter documents and under Delaware law and under our poison pill; the impact of our abbreviated disclosures as allowed by the JOBS Act because of our status as an "emerging growth company"; our intention to not pay dividends in the foreseeable future; our failure to remediate significant deficiencies or material weaknesses in our internal control over financial reporting and related compliance with SEC and stock exchange listing standards; and the costs and management distraction resulting from being a public company. For a further description of these and other risks facing the Company, please see the risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures. Since Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share are not GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of comprehensive income (loss) and cash flow data prepared in accordance with GAAP. In addition, the Company’s definitions of Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA and Adjusted net income to GAAP net income, please see the attachments to this earnings release.

Insys Therapeutics Reports Fourth Quarter and Year End 2014 Results	Page 5
March 3, 2015

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income, plus:

●	Interest income (expense), net;
●	The recorded provision for income taxes;
●	Depreciation and amortization; and,
●	Non-cash expenses, such as stock compensation expense.

The Company believes that Adjusted EBITDA can be a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add-back of non-cash and non-recurring operating expenses that may be subject to uncontrollable factors not reflective of the Company’s true operational performance.

Adjusted net income, as defined by the Company, is calculated as follows:

Net income, plus:

●	The recorded provision for income taxes;
●	Non-cash expenses, such as stock compensation expense, non-cash interest, and non-cash other expense (i.e., changes in estimated fair value of a contingent payment obligation); and,
●	Less an estimated cash tax provision, net of the benefit from utilizing NOL carry-forwards and windfalls from employee stock option exercises.

Adjusted net income per diluted share is equal to Adjusted net income divided by the diluted share count for the applicable period.

The Company believes that Adjusted net income and Adjusted net income per diluted shares are meaningful financial indicators, to both Company management and investors, in that they exclude non-cash income and expense items, as well as other income and expense items that are not expected to recur and therefore are not reflective of continuing operating performance.

While the Company uses Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company’s performance, each of these financial measures has certain shortcomings. Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the GAAP financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Adjusted net income does not take into account non-cash expenses that reflect the amortization of past expenditures, or include stock-based compensation, which is an important and material element of the Company’s compensation package for its directors, officers and other key employees. As a result of the inherent limitations of each of these non-GAAP financial measures, the Company’s management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share and encourages investors to do likewise.

Contacts: Darryl S. Baker Chief Financial Officer Insys Therapeutics, Inc. 602-910-2617	Lisa M. Wilson President In-Site Communications, Inc. 212-452-2793

-- Financial tables follow --

Insys Therapeutics Reports Fourth Quarter and Year End 2014 Results	Page 6
March 3, 2015

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net revenue	$66,512	$40,198	$222,125	$99,289
Cost of revenue	5,860	5,211	22,578	12,665
Gross profit	60,652	34,987	199,547	86,624

Operating expenses:
Sales and marketing	17,349	10,471	58,105	29,194
Research and development	12,921	3,151	33,136	8,499
General and administrative	14,236	6,950	44,283	16,372
Total operating expenses	44,506	20,572	135,524	54,065

Income from operations	16,146	14,415	64,023	32,559
Other income (expense),net	-	(32)	2	(54)
Interest income (expense), net	65	9	151	(928)
Income before income taxes	16,211	14,392	64,176	31,577
Income tax expense (benefit)	6,862	(9,708)	26,199	(8,800)
Net income	$9,349	$24,100	$37,977	$40,377

Net income per common share:
Basic	$0.27	$0.74	$1.10	$1.56
Diluted	$0.25	$0.67	$1.04	$1.41

Shares used in computing net income per common share:
Basic	35,036,635	32,522,358	34,379,535	25,919,768
Diluted	36,922,015	35,956,958	36,667,566	28,734,617

Percentage of Net revenue:

Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	8.8%	13.0%	10.2%	12.8%
Gross profit	91.2%	87.0%	89.8%	87.2%

Operating expenses:
Sales and marketing	26.1%	26.0%	26.2%	29.4%
Research and development	19.4%	7.8%	14.9%	8.6%
General and administrative	21.4%	17.3%	19.9%	16.5%
Total operating expenses	66.9%	51.2%	61.0%	54.5%

Income from operations	24.3%	35.9%	28.8%	32.8%
Other income (expense),net	0.1%	-0.1%	0.1%	-1.0%
Interest income (expense), net	24.4%	35.8%	28.9%	31.8%
Income tax expense (benefit)	10.3%	-24.2%	11.8%	-8.9%
Net income	14.1%	60.0%	17.1%	40.7%

Insys Therapeutics Reports Fourth Quarter and Year End 2014 Results	Page 7
March 3, 2015

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31,	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents including restricted cash	$58,106	$45,782
Short-term investments	24,757	-
Accounts receivable, net	26,544	16,313
Inventories	34,781	14,528
Prepaid expenses and other current assets	6,854	5,527
Long-term investments	23,262	-
Other non-current assets	40,817	18,408
Total assets	$215,121	$100,558

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Accounts payable and accrued expenses	$49,454	$21,081
Stockholders' equity	165,667	79,477
Total liabilities and stockholders' equity	$215,121	$100,558

Insys Therapeutics Reports Fourth Quarter and Year End 2014 Results	Page 8
March 3, 2015

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA

(In thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income	$9,349	$24,100	$37,977	$40,377
Adjustments to arrive at EBITDA:
Interest (income) expense, net	(65)	(9)	(151)	928
Income tax expense (benefit)	6,862	(9,708)	26,199	(8,800)
Depreciation and amortization expense	789	479	2,500	1,788
EBITDA	16,935	14,862	66,525	34,293
Non-cash stock compensation expense	4,066	2,238	15,289	6,339
Adjusted EBITDA	$21,001	$17,100	$81,814	$40,632

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED NET INCOME

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income	$9,349	$24,100	$37,977	$40,377
Income tax expense (benefit)	6,862	(9,708)	26,199	(8,800)
Income before income taxes	16,211	14,392	64,176	31,577
Adjustments to arrive at Adjusted net income:
Non-cash stock compensation expense	4,066	2,238	15,289	6,339
Non-cash interest expense	-	-	-	900
Adjusted income before income taxes	20,277	16,630	79,465	38,816
Adjusted income tax provision	732	(423)	732	484
Adjusted net income	$19,545	$17,053	$78,733	$38,332

Adjusted net income per diluted share	$0.53	$0.47	$2.15	$1.33

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